SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                     Current Report Pursuant
                  to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                           May 5, 1997


                          LOGICON, INC.


                            DELAWARE
 (State or other jurisdiction of incorporation or organization)


           1-7777                        95-2126773
           Comission File Number)        (IRS Employer
                                         identification
                                         number)


      3701 Skypark Drive, Torrance, California  90505-4794
      (Address of principal executive offices)  (Zip Code)


                         (310) 373-0220
       Registrant's telephone number, including area code

Item 5. Announcement of Northrop Grumman Corporation and Logicon,
Inc. merger.  The following joint news release was issued on May
5, 1997.

Northrop Grumman corporation (NOC) and Logicon, Inc., (LGN) announced today that they have signed a definitive agreement for the merger of Northrop Grumman and Logicon, Inc. of Torrance, Calif.,a leading defense information technology company, in a stock-for-stock transaction. The merger reflects Northrop Grumman's continuing strategic thrust into advanced battle management and information technology.

Stockholders of Logicon will receive, for each share of Logicon common stock, a fraction of a Northrop Grumman share determined by dividing $52 by the average closing price for Northrop Grumman common stock during a 30-trading day period prior to mailing the proxy statement in the merger. In no event will the exchange ratio be more than 0.6919:1 or less than 0.5661:1.

The transaction is subject to normal government reviews and the approval of Logicon shareholders.

"The merger is consistent with our long-standing strategy to be a leader in the areas of surveillance, precision strike and advanced battle management," said Kent Kresa, Northrop Grumman chairman, president and chief executive officer. "Logicon's expertise in command, control, communications and intelligence (C3I); simulation and training; battle management and mission planning; and information technology, will further expand our systems integration expertise in these vital areas and create exciting new business opportunities for us in the coming years.

"Together, we will have the technology, skills and business base to play a leading role in the continued development of highly integrated systems essential to meet the future warfighting requirements of our military service."

Jack Woodhull, chief executive officer of Logicon, Inc., said, "This merger will improve the business prospects of both companies, provide much broader resources for our customers and enhanced opportunities for our employees. Needless to say, we are delighted with the prospect of becoming part of the Northrop Grumman team."

Mr. Kresa added that the merger will have a minimal impact on Northrop Grumman's 1997 earnings per share.
Logicon, whose latest fiscal year revenues are expected to exceed $560 million, has experienced steady growth and profitability over the past 10 years. It employs about 5,000 people in more than 80 offices across the United States and Western Europe.

Logicon provides military and commercial information systems and services to meet the needs of its national defense, civil and industrial customers. The company's core markets include Command, Control, Communications and Intelligence (C3I); information technology; training and simulation; battle management; and mission planning.

Northrop Grumman, headquartered in Los Angeles, is a leading designer, systems integrator and manufacturer of military surveillance and combat aircraft, defense electronics and systems, airspace management systems, information systems, marine systems, precision weapons, space systems and commercial and military aerostructures. The company employs more than 45,000 people, and reported sales of $8.1 billion in 1996.

Upon completion of the merger, the company plans to form a new Logicon Information Technology Division that would combine substantial elements of Northrop Grumman's Data Systems and Services Division (DSSD), headquartered in Herndon, Va., and the operations of Logicon. The new division, which will be led by Mr. Woodhull and headquartered in Torrance, will have revenues approaching $1 billion. Herbert W. Anderson, general manager of DSSD, will serve as deputy general manager of the new division.

"This merger will firmly establish Northrop Grumman as a key player in the defense information technology area," said Mr.
Kresa. "We see continued double digit growth for this business area well into the next century."

Salomon Brothers acted as Northrop Grumman's financial advisor on the transaction. Logicon was represented by Goldman, Sachs & Co.

Note: Northrop Grumman cautions that statements as to future results of operations are necessarily subject to uncertainties concerning events beyond the company's control, and no assurances can be given that such results will be achieved.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                Logicon, Inc.
                                (Registrant)




May 7,1997                        By:  RALPH L. WEBSTER

                                       Ralph L. Webster
                                       Vice President -
                                       Chief Financial Officer